EXHIBIT  2.1


                                 PLAN OF MERGER
                                      OF
                   WORLDWATER  CORP.,  A  NEVADA  CORPORATION
                                 WITH  AND  INTO
                  WORLDWATER  CORP.,  A  DELAWARE  CORPORATION

     Background
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     WHEREAS,  WorldWater  Corp.  (the  "SURVIVING  CORPORATION") was originally incorporated as a business corporation under the laws of the State of Delaware on March 30, 2001, with the registered address of 25 Greystone Manor, Lewes, Delaware 19958-9776; and

     WHEREAS, WorldWater Corp. ( WORLDWATER ) was originally incorporated as a business corporation under the laws of the State of Nevada on April 3, 1985 with the registered address of 251 Jeanell Drive, #3, Carson City, Nevada 89703; and

     WHEREAS, it has been proposed that WorldWater be merged with and into the Surviving Corporation pursuant to the Delaware General Corporation Law, Title 8,
Section 252(c), the Nevada General Corporation Law, Section 92A.100, and this Plan of Merger, subject to the approval of this Plan of Merger by the board of directors and stockholders of the Surviving Corporation and the board of directors and stockholders of WorldWater.

     Terms
     -----

     1.     Merger.  Upon  the  Effective Date (as defined in Section 6.2 below)
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of  the  merger  (the  "MERGER"),  WorldWater  shall be merged with and into the
Surviving Corporation and, thereafter, the separate existence of WorldWater shall cease and the Surviving Corporation shall continue in existence under and subject to the laws of the State of Delaware.

     2.     Certificate  of  Incorporation and By-laws of Surviving Corporation.
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     2.1     The Certificate of Incorporation of the Surviving Corporation as in
effect on the date hereof shall remain in effect as the Certificate of Incorporation of the Surviving Corporation following the Merger, until thereafter altered, amended or repealed as therein provided or as permitted by law.

     2.2 The By-laws of the Surviving Corporation, as in effect on the Effective Date, shall remain in effect as the By-laws of the Surviving Corporation following the Merger, until thereafter altered, amended or repealed as provided therein.

     3.     Manner of Conversion of WorldWater Shares into Surviving Corporation
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Shares.
------

3.1 On the Effective Date, all shares of common stock in WorldWater shall be deemed cancelled and each shareholder of WorldWater common stock (a
WorldWater Common Stockholder ) shall be issued one share of the common stock of the Surviving Corporation, $.001 par value per share, in exchange for each share of WorldWater common stock held by that WorldWater Common Stockholder immediately prior to the Merger.

     3.2 On the Effective Date, all shares of preferred stock in WorldWater shall be deemed cancelled and each shareholder of WorldWater preferred stock (a WorldWater Preferred Stockholder ) shall be issued one share of the preferred stock of the Surviving Corporation, $.01 par value per share, in exchange for each share of WorldWater preferred stock held by that WorldWater Preferred Stockholder immediately prior to the Merger.

     4.     Effect  of  Merger.
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     4.1     Upon  the  Effective  Date:

     4.1.1 WorldWater and the Surviving Corporation shall become a single entity which shall be the Surviving Corporation and the existence of WorldWater shall cease;

     4.1.2 All and singular, the rights, privileges, powers and franchises of WorldWater and the Surviving Corporation, and all property, real, personal and mixed, and all debts due to either of WorldWater or the Surviving
Corporation on whatever account, as well as for all things in action or belonging to each of said entities shall be vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of WorldWater and the Surviving Corporation, respectively, and the title to any real estate vested by deed or otherwise in either of said entities shall not revert or be in any way impaired;

     4.1.3 All rights of creditors and all liens upon any property of any of WorldWater or the Surviving Corporation shall be preserved unimpaired, and all fees, debts, liabilities, taxes, obligations and duties of either of WorldWater or the Surviving Corporation shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities, taxes and duties had been incurred or contracted by it; and

     4.2 From and after the Effective Date, the officers and directors of WorldWater shall execute or cause to be executed such further assignments, assurances or other documents as the Surviving Corporation or its successors and assigns may reasonably determine to be necessary or desirable to confirm the transfer of title and ownership of WorldWater s properties and rights to the Surviving Corporation or to otherwise carry out the purposes of this Plan.

     5.     Directors  and  Officers  of  Surviving  Corporation.
            ----------------------------------------------------

     5.1 The Directors of the Surviving Corporation on the Effective Date shall continue as the Directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified.

     5.2 The officers of the Surviving Corporation on the Effective Date shall be and continue as the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified.

     6.     Adoption  of  Plan  of  Merger.
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     6.1     This Plan of Merger shall be submitted for approval to the board of directors of the Surviving Corporation and the board of directors of WorldWater and shall be effective as of the Effective Date, subject to such approval and subsequent adoption by the stockholders of the Surviving Corporation and the stockholders of WorldWater and filing of articles of merger as hereinafter provided. Upon such approval and adoption, articles of merger shall be prepared, executed and filed in the Offices of the Secretaries of State of Delaware and Nevada in accordance with the applicable provisions of the Delaware General Corporation Law and the Nevada General Corporation Law, respectively. The Surviving Corporation shall comply with the provisions of article 78.370 of the Nevada General Corporation Law with respect to notice to stockholders.

     6.2 The Merger provided for by this Agreement shall become effective on April 30, 2001 (the EFFECTIVE DATE ).

     7.     Binding  Agreement.  This  Plan  of  Merger may be terminated by the
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board  of  directors  of  the Surviving Corporation or the board of directors of
WorldWater at any time prior to the filing of the articles of merger as set forth above. Upon the filing of articles of merger, this Plan of Merger shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.



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